Exhibit 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
	TRADED:	NASDAQ
	SYMBOL:	CBCF
January 19, 2006
CITIZENS BANKING CORPORATION
ANNOUNCES FOURTH QUARTER 2005 RESULTS
FLINT, MICHIGAN -— Citizens Banking Corporation announced net income of $18.9 million for the three months ended December 31, 2005. This represents a decrease of $2.1 million or 10.0% over the third quarter of 2005 net income of $21.0 million and a decrease of $1.4 million or 6.9% over the fourth quarter of 2004 net income of $20.3 million. Diluted net income per share was $0.44, compared with $0.48 for the third quarter of 2005 and $0.46 for the same quarter of last year. Annualized returns on average assets and average equity during the fourth quarter of 2005 were 0.97% and 11.46%, respectively, compared with 1.06% and 12.71% for the third quarter of 2005 and 1.05% and 12.43% for the fourth quarter of 2004.
Net income for the year ended December 31, 2005 totaled $80.5 million or $1.85 per diluted share, which represents an increase in net income of $4.4 million or 5.8% and $0.11 per diluted share over the same period of 2004.
“Our continued loan growth, noninterest-bearing deposit growth, and credit quality improvements enabled Citizens to report another quarter of strong results,” stated William R. Hartman, chairman, president and CEO. “During 2005, we made progress throughout our company that will position us well for the challenges of 2006,” continued Hartman.
Key Highlights in the Quarter:
•	Net charge-offs decreased to a net recovery of $5.1 million in the fourth quarter of 2005 compared with net charge-offs of $5.3 million in the third quarter of 2005 and $4.6 million in the fourth quarter of 2004. The decreases were primarily due to the receipt of a $9.1 million settlement with one of the Corporation’s previous insurers relating to a claim for recovery of fraud losses suffered in connection with two loans made by the Corporation which were subsequently charged-off in 2002 and 2003. The settlement was accounted for as a loan loss recovery.

•	Based on recent changes in the interpretation of Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities”, Citizens incurred a pre-tax cumulative charge to noninterest income of $3.6 million as a result of determining that the swaps related to brokered certificates of deposit no longer qualify for hedge accounting. Despite this non-cash charge, Citizens believes that the underlying transactions still satisfy their intended economic purpose.

•	During the fourth quarter of 2005, Citizens incurred a $9.0 million net loss on the sale of securities as the result of restructuring the investment portfolio. The Corporation sold $322.4 million of investment securities and purchased $209.4 million of higher yielding securities. The remaining $104.0 million, after netting the $9.0 million loss, was used to pay down short-term borrowings. The Corporation also entered into a notional amount of $100.0 million in receive-fixed swaps. Including the impact of the swaps, this transaction shortened the duration of assets, reduced option risk and will have a beneficial impact on net interest margin and net interest income.

•	To help investors compare the results of the current periods with those of prior periods without the effect of the SFAS 133 charge, the insurance settlement and the net loss on the sale of securities in the fourth quarter of 2005, net income for the fourth quarter of 2005 would have been $21.2 million or $0.49 per diluted share. For the full year of 2005, net income would have been $82.8 million or $1.91 per diluted share, excluding the $3.6 million charge relating to the swaps on brokered CDs, the $9.1 million insurance settlement, and the $9.0 million net loss on the sale of securities (after-tax effect of $2.3 million, $5.9 million, and $(5.9) million, respectively).

•	Commercial and commercial real estate loans grew by $89.3 million or 3.0% from September 30, 2005 and $200.6 million or 6.9% from December 31, 2004. Our continued focus on the sales management process in traditional Michigan and Wisconsin markets produced growth of $48.7 million and $11.3 million, respectively, during the fourth quarter of 2005. Additionally, strong growth of $29.3 million continued to enhance our Southeast Michigan presence.

•	Noninterest-bearing deposit balances grew $29.5 million or 3.1% from September 30, 2005 and $70.3 million or 7.8% from December 31, 2004 due to continued steady growth in both retail and commercial accounts.

•	Nonperforming assets decreased $2.7 million or 6.4% from the third quarter to $39.9 million at December 31, 2005 and the nonperforming asset ratio improved to 0.71%, its lowest level in four years, from 0.76% at September 30, 2005. The decrease reflects reductions in nonperforming commercial and mortgage loans, which was partially offset by an increase in repossessed assets and nonperforming consumer loans.

•	Citizens incurred $2.3 million in strategic planning consulting services and advertising expense during the fourth quarter of 2005 related to the development and implementation of several initiatives targeted at developing corporate strategies to produce enhanced profitability and revenue momentum and enhancing information technology practices.
Balance Sheet
Citizens’ total assets at December 31, 2005 were $7.8 billion, a decrease of $99.5 million or 1.3% compared with September 30, 2005 and an increase of $45.9 million or 0.6% from December 31, 2004. The decrease from September 30, 2005 was due to a decline in the investment portfolio as a result of the securities transactions in the fourth quarter of 2005, partially offset by an increase in commercial and commercial real estate loans. The increase over December 31, 2004 was due to growth in total portfolio loans, the effect of which was partially offset by a decline in the investment portfolio. Portfolio loans increased $46.8 million or 0.8% compared with September 30, 2005 and $222.8 million or 4.1% compared with December 31, 2004 primarily as a result of growth in commercial loans.
Commercial and commercial real estate loans were $3.1 billion at December 31, 2005, an increase of $89.3 million or 3.0% compared with September 30, 2005 and $200.6 million or 6.9% from December 31, 2004. The improvements were a result of increased focus on the sales management process, new relationships in traditional Michigan and Wisconsin markets, and continued strong growth in the Southeast Michigan market, which were partially offset by a continued reduction of exposure on credits not meeting Citizens’ risk parameters, including the third quarter 2005 nonperforming loan sale, and normal competitive pressures.
Residential mortgage loans were $539.8 million at December 31, 2005, an increase of $7.9 million or 1.5% compared with September 30, 2005 and an increase of $31.6 million or 6.2% from December 31, 2004. The increases in the mortgage portfolio were primarily the result of retaining most new adjustable-rate mortgage (ARM) production, which is desirable for the bank to hold in the portfolio. Citizens continues to sell most new fixed rate production into the secondary market.
Total consumer loans, which are comprised of direct and indirect loans, were $2.0 billion at December 31, 2005, a decrease of $50.3 million or 2.5% from September 30, 2005 and essentially unchanged from December 31, 2004. For the three month period ended December 31, 2005, direct consumer loans declined by $29.4 million or 2.5% and indirect consumer loans declined by $20.9 million or 2.4%, respectively, from September 30, 2005. The declines were primarily the result of weak consumer demand in Citizens’ markets and seasonal interest in indirect products.
Total deposits were $5.5 billion at December 31, 2005, an increase of $243.8 million or 4.7% from September 30, 2005 and an increase of $170.5 million or 3.2% from December 31, 2004. Core deposits, which exclude all time deposits, totaled $3.3 billion at December 31, 2005, a decrease of $50.9 million or 1.5% from September 30, 2005 and a decrease of $390.0 million or 10.6% from December 31, 2004. The decreases in core deposits were largely the result of clients migrating their funds into time deposits with higher yields and to promotional rate products within the market. Time deposits totaled $2.2 billion at December 31, 2005, an increase of $294.6 million or 15.7% compared with September 30, 2005 and an increase of $560.5 million or 34.8% from December 31, 2004. The increases in time deposits were partially due to an increase in brokered certificates of deposit, which is one of many wholesale funding alternatives used by Citizens.

Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $1.5 billion at December 31, 2005, a decrease of $351.2 million or 18.6% from September 30, 2005 and a decrease of $139.5 million or 8.3% from December 31, 2004. The decreases were the result of fourth quarter of 2005 paydown of $104.0 million on short-term borrowings and Citizens’ response to the aforementioned loan and deposit changes.
Credit Quality
Nonperforming assets totaled $39.9 million at December 31, 2005, a decrease of $2.7 million or 6.4% compared with September 30, 2005 and a decrease of $11.0 million or 21.6% compared with December 31, 2004. Nonperforming assets at September 30, 2005 and December 31, 2005 reflect a sale of nonperforming commercial loans with a balance of $6.7 million during the third quarter of 2005. Nonperforming assets at December 31, 2005 represented 0.71% of total loans plus other repossessed assets acquired compared with 0.76% at September 30, 2005 and 0.94% at December 31, 2004. Nonperforming commercial loan inflows increased to $10.6 million in the fourth quarter of 2005 compared with $9.9 million in the third quarter of 2005 and $18.4 million in the fourth quarter of 2004 while outflows totaled $13.8 million for the fourth quarter of 2005 compared with $17.3 million in the third quarter of 2005 and $18.9 million in the fourth quarter of 2004.
Net charge-offs decreased to a net recovery of $5.1 million or (0.36)% of average portfolio loans in the fourth quarter of 2005 compared with $5.3 million or 0.38% of average portfolio loans in the third quarter of 2005 and $4.6 million or 0.35% of average portfolio loans in the fourth quarter of 2004. The decreases were primarily due to the $9.1 million insurance settlement, received in the fourth quarter of 2005 (described above under “Key Highlights in the Quarter”), which was accounted for as a loan loss recovery. The remaining $1.3 million reduction from the third quarter of 2005 was due to slightly higher commercial recoveries in the fourth quarter of 2005 and the remaining reduction of $0.5 million from the fourth quarter of 2004 was due to lower commercial real estate charge-offs, slightly offset by lower commercial recoveries in the fourth quarter of 2005.
The provision for loan losses decreased to $(7.3) million in the fourth quarter of 2005 compared with $4.0 million in the third quarter of 2005 and $4.6 million in the fourth quarter of 2004. For the full year of 2005, the provision for loan losses was $1.1 million, compared with $21.1 million for the same period of 2004. The decreases were due to the receipt of the $9.1 million insurance settlement described above, a fourth quarter 2005 reduction in the reserve of $1.5 million related to a previous mortgage recourse transaction, and a continued improvement in the overall risk of the portfolio.
As a result of the changes in net charge-offs and provision for loan losses, the allowance for loan losses totaled $116.4 million or 2.07% of portfolio loans at December 31, 2005, a decrease of $2.2 million and $5.8 million from September 30, 2005 and December 31, 2004, respectively.
Based on seasonal business trends, the overall risk in the loan portfolio, and excluding the effect of the fourth quarter 2005 insurance settlement, for the first quarter of 2006 Citizens anticipates the provision expense will be consistent with or slightly lower than, and net charge-offs will be slightly higher than the fourth quarter of 2005.
Net Interest Margin and Net Interest Income
Net interest margin was 3.95% for the fourth quarter of 2005 compared with 3.93% for the third quarter of 2005 and 3.97% for the fourth quarter of 2004. The increase in net interest margin compared with the third quarter of 2005 resulted from an improvement in the yield on the investment portfolio, largely offset by shifts within the deposit portfolio from lower cost savings and transaction products to time deposits and continued pricing pressure on commercial loans. The improvement in investment portfolio yield was due to both a restructuring of the portfolio and the receipt of a $0.3 million prepayment penalty on a called security. The decrease in net interest margin compared with the fourth quarter of 2004 was due to shifts within the deposit portfolio from lower cost savings and transaction products to time deposits and continued pricing pressure on commercial loans, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans and growth in noninterest-bearing sources of funds. For the full year 2005, net interest margin declined to 3.94% compared with 3.99% for the same period of 2004 as a result of the aforementioned factors.
Net interest income was $69.1 million in the fourth quarter of 2005 compared with $69.6 million in the third quarter of 2005 and $68.5 million in the fourth quarter of 2004. The decrease in net interest income compared with the third quarter of 2005 was driven by a decline in earning assets, partially offset by a higher net interest margin. The decline in earning assets resulted from a reduction in investment portfolio balances. The increase in net interest income compared with the fourth quarter of 2004 resulted from an increase in earning assets, partially offset by a lower net interest margin. The increase in earning assets was driven by growth in consumer and commercial loans outpacing declines in the securities portfolio.
Net interest income for the full year 2005 was $275.7 million, slightly up from $275.3 million in the same period of 2004. An increase in average earning assets of $108.5 million was substantially offset by the lower net interest margin.
In the first quarter of 2006, Citizens anticipates net interest income will be slightly lower than the fourth quarter of 2005 as a result of anticipated margin compression, slightly lower investment portfolio balances and two less days in the quarter.
Noninterest Income
Noninterest income for the fourth quarter of 2005 was $11.0 million, a decrease of $13.0 million or 54.2% from the third quarter of 2005 and a decrease of $12.7 million or 53.7% from the fourth quarter of 2004. The decreases were primarily the result of a $3.6 million charge associated with the accounting treatment for swaps hedging brokered certificates of deposit (CDs) and a net loss on the sales of securities of $9.0 million in the fourth quarter of 2005. For the full year of 2005, noninterest income totaled $80.5 million, a decrease of $23.5 million or 22.6% from the $104.1 million in same period of 2004. The variance from the prior year was primarily the result of the third quarter 2004 $11.7 million gain on the sale of the Illinois bank, the aforementioned fourth quarter 2005 charge of $3.6 million, larger net losses in 2005 over 2004 on the sales of securities due to the aforementioned fourth quarter 2005 securities transactions, and lower mortgage, other loan income, and other income, partially offset by increases in trust fees, ATM network user fees, and bankcard fees.
Deposit service charges for the fourth quarter of 2005 decreased $0.4 million or 4.1% to $9.0 million compared with the third quarter of 2005 and increased $0.1 million or 1.6% from the fourth quarter of 2004. The decrease from the third quarter of 2005 was the result of lower seasonal transaction activity. The increase from the fourth quarter of 2004 was the result of improved fee waiver management. For the full year of 2005, deposit service charges totaled $35.4 million, essentially unchanged from the same period of the prior year as the results of the fee waiver management efforts were substantially offset by reduced commercial deposit service charges due to higher customer earnings credits on commercial deposit balances.
Trust fees for the fourth quarter of 2005 increased $0.4 million or 9.9% to $5.0 million compared with the third quarter of 2005 and $0.2 million or 4.1% from the fourth quarter of 2004. For the full year of 2005, trust fees totaled $18.4 million, an increase of $0.6 million or 3.3% from the same period of 2004. The increases were attributable to stronger financial markets, continued execution of the sales management process and improved pricing discipline, partially offset by attrition. Total trust assets under administration of $2.5 billion at December 31, 2005 were essentially unchanged from September 30, 2005 and decreased $149.6 million from December 31, 2004. The decline in trust assets from December 31, 2004 was due to the reduction of an institutional relationship and the exit of custody assets during 2005. The effect of these exits was partially offset by stronger financial markets at December 31, 2005 and continued growth in personal investment management.
Mortgage and other loan income for the fourth quarter of 2005 decreased $0.4 million or 14.3% to $2.1 million compared with the third quarter of 2005 and decreased $0.5 million or 18.1% from the fourth quarter of 2004. The decreases reflect lower mortgage origination volume in the fourth quarter of 2005. For the full year of 2005, mortgage and other loan income totaled $9.0 million, a decrease of $0.6 million or 6.6% from the same period of the prior year. The decline was a result of lower mortgage origination in 2005 and lower letter of credit and home equity annual fees.
Brokerage and investment fees for the fourth quarter of 2005 were essentially unchanged from the third quarter of 2005 at $1.9 million and increased $0.2 million or 12.2% compared with the fourth quarter of 2004. The increase from the fourth quarter of 2004 was due to improved consultative selling efforts coordinated between the Wealth Management and Consumer Banking lines of business. For the full year of 2005, brokerage and investment fees totaled $7.8 million, essentially unchanged from the same period of 2004.
For the fourth quarter of 2005, all other noninterest income categories, which include ATM network user fees, bankcard fees, other income, fair value change in CD swap derivatives, and investment securities gains (losses), decreased $12.7 million to ($7.0) million from the third quarter of 2005 and decreased $12.8 million from the fourth quarter of 2004. The decreases were primarily the result of the aforementioned $3.6 million charge on the fair value change in CD swap derivatives and the $9.0 million net loss on the sales of securities during the fourth quarter of 2005. For the full year of 2005, all other noninterest income categories, totaled $9.9 million, a decrease of $23.7 million or 70.6% from the same period of 2004, which included the gain on the sale of the Illinois bank subsidiary. The decrease was largely the result of the aforementioned fair value change in CD swap derivatives and net loss on the sale of securities during the fourth quarter of 2005, the $11.7 million gain on the sale of the Illinois Bank during 2004, and net gains of $1.7 million from the sale of former branch and other bank premises during 2004.
Based on recent changes in the interpretation of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, Citizens incurred a pre-tax cumulative charge of $3.6 million associated with the accounting treatment for swaps hedging brokered certificates of deposit. Since September 2003, Citizens has entered into interest rate swap agreements to hedge the interest rate risk inherent in certain of its CDs and as an alternative to short-term variable wholesale funding. From inception of the hedging program, Citizens has applied, in a manner consistent with industry practice, a method of fair value hedge accounting under SFAS 133 to account for the CD swap transactions that allowed Citizens to assume the effectiveness of such transactions using the ‘short-cut method’. Citizens has recently concluded that the CD swap transactions did not qualify for this method in prior periods because the related CD broker placement fee was determined, in retrospect, to have caused the swap not to have a fair value of zero at inception (which is required under SFAS 133 to qualify for the ‘short-cut method’). Although Citizens believes that the swaps would have qualified for hedge accounting under the ‘long-haul method’, hedge accounting under SFAS 133 is not allowed retrospectively because the hedge documentation required for the ‘long-haul method’ was not in place at the inception of the hedge. Citizens concluded that the impact of the SFAS 133 charge in each of the affected quarters was not material. As a result of these considerations, Citizens has recognized a cumulative charge in the fourth quarter of 2005.
Although Citizens no longer applies hedge accounting to these transactions, they still satisfy their intended economic purpose. The SFAS 133 charge is a non-cash charge which is expected to be offset by income in future periods as the swaps mature. New fair value hedges on brokered CDs will conform to hedge accounting standards, as defined by SFAS 133, and are expected to be neutral to earnings.
Excluding the effect of the fourth quarter 2005 fair value change in CD swap derivatives and the net loss on the sale of securities, Citizens anticipates total noninterest income in the first quarter of 2006 will be higher than the fourth quarter of 2005 due to a gain on the sale of a property, partially offset by lower seasonal activity in deposit service charges and lower mortgage volume. The overall impact of this gain may be mitigated by certain first quarter expenses relating to several strategic initiatives currently under review.
Noninterest Expense
Noninterest expense for the fourth quarter of 2005 was $60.9 million, essentially unchanged from the third quarter of 2005 and the fourth quarter of 2004. When compared with the third quarter of 2005, decreases in salaries and benefits and in other expenses were offset by increases in occupancy, professional services, data processing services, advertising and public relations expenses. When compared with the fourth quarter of 2004, decreases in equipment, advertising and public relations, other loan expenses, stationery and supplies and other expenses were offset by increases in salaries and benefits, occupancy, professional services, and data processing services. For the full year of 2005, noninterest expenses totaled $243.1 million, a decrease of $19.7 million or 7.5% from $262.8 million for the same period of 2004. This decrease is the result of the $18.0 million prepayment penalty on high cost Federal Home Loan Bank (“FHLB”) debt incurred in the third quarter of 2004 and declines in advertising and public relations, other loan expense, and in other expenses, partially offset by increases in salaries and employee benefits, occupancy, and professional services.
Salaries and employee benefits for the fourth quarter of 2005 decreased $1.7 million or 4.9% to $32.4 million compared with the third quarter of 2005 and increased $1.1 million or 3.4% compared with the fourth quarter of 2004. The decrease was the result of lower postretirement benefits due to plan amendments, lower medical expense as Citizens is self-funded, and a workers compensation refund. The increase over the fourth quarter of 2004 was the result of higher severance and incentive payouts, partially offset by lower postretirement benefits. Salary costs included $0.7 million in severance for the fourth quarter of 2005 and $0.4 million for the third quarter of 2005 as well as the fourth quarter of 2004. Citizens had 2,123 full time equivalent employees at December 31, 2005, down from 2,144 at September 30, 2005 and 2,215 at December 31, 2004. For the full year of 2005, salaries and employee benefits totaled $132.2 million, an increase of $3.1 million or 2.4% over the same period of 2004. The increase was the result of higher incentive payouts, higher employee benefit costs related to pension and insurance expenses, and personnel increases in Citizens’ Southeast Michigan market, partially offset by a decrease in postretirement benefits.
Occupancy costs for the fourth quarter of 2005 increased $0.4 million or 7.2% to $5.6 million compared with the third quarter of 2005. The increase was primarily a result of various small branch upgrade projects throughout

Citizens’ delivery network. Occupancy costs increased $0.6 million or 10.9% over the fourth quarter of 2004. For the full year of 2005, occupancy costs totaled $22.1 million, which represents a $1.9 million increase or 9.6% over the same period of 2004. These increases were largely the result of rent and depreciation expenses related to the new branches and regional hubs opened in Southeast Michigan throughout 2004 and 2005, and the Michigan and Wisconsin re-branding projects.
Professional services for the fourth quarter of 2005 increased $0.3 million or 7.1% to $4.8 million compared with the third quarter of 2005 and increased $0.9 million or 23.7% compared with the fourth quarter of 2004. For the full year of 2005, professional services totaled $17.3 million, an increase of $1.0 million or 6.3% from the same period of 2004. The increases were primarily the result of higher consulting fees associated with several initiatives targeted at developing corporate strategies to produce enhanced profitability and revenue momentum, enhancing overall corporate risk management, ensuring accounting and regulatory compliance, and enhancing information technology practices.
Equipment costs for the fourth quarter of 2005 increased $0.1 million or 4.2% to $3.3 million compared with the third quarter of 2005 and decreased $0.3 million or 8.7% compared with the fourth quarter of 2004. The increase over the third quarter of 2005 was related to higher software lease and equipment maintenance expenses. The decrease from the fourth quarter of 2004 was primarily due to lower equipment depreciation, equipment maintenance, and software maintenance expenses. For the full year of 2005, equipment costs totaled $14.6 million, an increase of $0.3 million or 1.8% over the same period of 2004. The increase was due to $1.5 million in additional depreciation during the second quarter of 2005 as a result of aligning the service life for these items with the current capitalization policy, partially offset by decreases in equipment maintenance and software maintenance.
Advertising and public relations expense for the fourth quarter of 2005 increased $0.9 million or 49.7% to $2.6 million compared with the third quarter of 2005 and decreased $0.3 million or 11.6% compared with the fourth quarter of 2004. For the full year of 2005, advertising and public relations totaled $7.9 million, a decrease of $1.3 million or 14.5% from the same period of 2004. The increase over the third quarter of 2005 was the result of several product campaigns focused on creating deposit generation momentum for 2006. The decreases were the result of reduced advertising and marketing expenses associated with the Southeast Michigan initiative, partially offset by the fourth quarter 2005 deposit generation campaign.
Other loan expenses for the fourth quarter of 2005 were essentially unchanged from the third quarter of 2005 at $0.7 million and decreased $0.2 million or 18.5% from the fourth quarter of 2004. The decrease was the result of lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. For the full year of 2005, other loan expenses totaled $2.7 million, a decrease of $1.3 million or 33.4% from the same period of 2004. The decrease was primarily the result of lower consumer loan volumes and process improvements implemented in the consumer loan processing department during the third quarter of 2004.
For the fourth quarter of 2005, all other noninterest expense categories, which include data processing services, postage and delivery, telephone, stationery and supplies, intangible asset amortization, and other expenses, increased $0.4 million or 3.7% to $11.6 million from the third quarter of 2005 and decreased $1.9 million or 14.3% from the fourth quarter of 2004. The increase from the third quarter of 2005 was the result of higher data processing services, travel and training, and expenses related to other real estate owned, slightly offset by a partial reversal of certain tax related reconciliation items incurred during 2004. The decrease from the fourth quarter of 2004 was primarily a result of the aforementioned reversal and a fourth quarter 2004 litigation settlement payment. For the full year of 2005, all other noninterest expense categories decreased $23.3 million or 33.5% to $46.4 million compared with the same period of 2004. The decrease was the result of the $18.0 million prepayment penalty on high cost FHLB debt and certain tax related reconciliation items incurred in the third quarter of 2004, the aforementioned fourth quarter 2004 litigation settlement payment, and reduced supply costs related to the 2005 implementation of an online procurement system that has improved expense management.
Citizens anticipates that noninterest expenses for the first quarter of 2006 will be consistent with or slightly higher than the fourth quarter of 2005 due to an increase in stock-related compensation due to the implementation of a new accounting methodology (SFAS 123R) and other expenses, partially offset by a reduction in professional services, advertising and public relations expense.
Income Tax Provision
Income tax provision for the fourth quarter of 2005 was $7.6 million, a decrease of $0.5 million or 6.1% compared with the third quarter of 2005 and an increase of $1.4 million over the fourth quarter of 2004. The decrease from the third quarter of 2005 was due to lower pre-tax income, partially offset by an adjustment in the reserve for taxes payable. The increase over the fourth quarter of 2004 was due to higher pre-tax income and the aforementioned reserve adjustments. For the full year of 2005, income tax provision totaled $31.6 million, an increase of $12.2 million or 62.6% over the same period of 2004. The increase was attributable to higher pre-tax income, a $1.3 million ($0.8 million after-tax) reduction in the deferred Wisconsin state income tax asset and higher ongoing state taxes as a result of the April 2005 merger of the Michigan and Wisconsin bank charters and the third quarter 2004 tax benefit from the Illinois bank sale.
The effective tax rate was 28.56% for the fourth quarter of 2005 compared with 27.70% for the third quarter of 2005 and 23.18% for the fourth quarter of 2004. On a full-year basis, the effective tax rate was 28.17% and 20.33% for 2005 and 2004, respectively. The increases were a result of the aforementioned Wisconsin deferred tax asset release, and higher state taxes, partially offset by the tax benefit generated from the Illinois bank sale.
Citizens anticipates that the effective income tax rate for the first quarter of 2006 will be lower than the fourth quarter of 2005 due to the fourth quarter 2005 adjustment in the reserve for taxes payable.
Other News
 Citizens Bank Establishes Business Credit Card Relationship
 On November 17, 2005, Citizens announced a partnership with GE Consumer Finance-Americas to offer charge cards to its business clients. The Productivity Card provides clients a tool to proactively monitor costs and provides them access to various suppliers.
Citizens Names New Chief Technology Officer
On December 27, 2005 Jerry Bettens joined Citizens as the new Chief Technology Officer. Prior to joining Citizens, Jerry headed the North American Region for Global Shared Services for ABN AMRO.
Stock Repurchase Program
During the fourth quarter of 2005, Citizens repurchased a total of 135,000 shares of its stock at an average price of $29.44. As of December 31, 2005 there are 2,241,200 shares remaining to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.
Dividend Announcement
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on February 9, 2006, to shareholders of record on January 31, 2006.
Investor Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EST on Friday, January 20, 2006.
A live audio Webcast is available at http://www.vcall.com/IC/CEPage.asp?ID=99714 To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number: (877) 407-8031 International Dial-In Number: (201) 689-8031 Conference ID: 186297 Conference Name: “Citizens Banking Corporation 4th Quarter Earnings Conference Call”. RSVP is not required.
A playback of the conference call will be available after 12:00pm EST through February 6, 2006, by dialing US/Canada Dial-In Number: (877) 660-6853 or International Dial-In Number: (201) 612-7415, Account Number: 286, Conference ID: 186297. Also, the call can be accessed via Citizens’ Web site, through the Investor Relations section at www.citizensonline.com
Corporate Profile
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 183 branch, private banking, and financial center locations and 187 ATMs throughout Michigan, Wisconsin, and Iowa.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact (including statements that include terms such as “will” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, and other economic factors), Citizens’ future lending and collections experience and the potential inadequacy of Citizens’ loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in Citizens’ interest rate risk position, the potential inability to hedge certain risks economically, other adverse changes in economic or financial market conditions, the effects of terrorist attacks and potential attacks, Citizens’ potential inability to continue to attract core deposits, Citizens’ potential inability to continue to obtain third party financing on favorable terms, adverse changes in competition and pricing environments, Citizens’ potential failure to maintain or improve loan quality levels and origination volume, unanticipated expenses and payments relating to litigation brought against Citizens from time to time, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, the potential lack of market acceptance of Citizens’ products and services, adverse changes in Citizens’ relationship with major customers, changes in accounting and tax rules and interpretations that negatively impact results of operations or capital, the potential inadequacy of Citizens’ business continuity plans, the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens, Citizens’ potential inability to integrate acquired operations, unanticipated environmental liabilities or costs, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, Citizens’ success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens’ results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.
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(Financial highlights follow)
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Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	December 31,	September 30,	December 31,
(in thousands)	2005	2005	2004

Assets
Cash and due from banks	$194,748	$184,135	$153,474
Interest-bearing deposits with banks	380	1,366	1,769
Investment Securities:
Available-for-sale:
U.S. Treasury and federal agency securities	1,122,306	1,283,574	1,348,199
State and municipal securities	378,235	381,914	395,878
Other securities	57,367	55,680	70,447
Held-to-maturity:
State and municipal securities (fair value of $82,356, $75,333 and $54,749, respectively)	82,431	74,943	54,035

Total investment securities	1,640,339	1,796,111	1,868,559
Mortgage loans held for sale	16,252	29,847	28,038
Loans:
Commercial	1,688,079	1,623,857	1,633,698
Commercial real estate	1,402,128	1,377,082	1,255,913
Residential mortgage loans	539,824	531,953	508,234
Direct consumer	1,142,002	1,171,388	1,169,618
Indirect consumer	844,086	864,994	825,902

Total loans	5,616,119	5,569,274	5,393,365
Less: Allowance for loan losses	(116,400)	(118,626)	(122,184)

Net loans	5,499,719	5,450,648	5,271,181
Premises and equipment	121,730	120,755	117,944
Goodwill	54,527	54,527	54,527
Other intangible assets	11,133	11,858	14,033
Bank owned life insurance	84,435	83,773	82,613
Other assets	128,620	118,330	113,895

Total assets	$7,751,883	$7,851,350	$7,706,033

Liabilities
Noninterest-bearing deposits	$969,074	$939,560	$898,820
Interest-bearing demand deposits	891,313	962,893	1,150,332
Savings deposits	1,437,024	1,445,838	1,638,295
Time deposits	2,176,428	1,878,180	1,612,313

Total deposits	5,473,839	5,226,471	5,299,760
Federal funds purchased and securities sold under agreements to repurchase	505,879	916,816	671,660
Other short-term borrowings	23,242	11,825	53,114
Other liabilities	86,351	83,553	77,276
Long-term debt	1,006,109	957,836	949,921

Total liabilities	7,095,420	7,196,501	7,051,731

Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	85,526	87,405	97,180
Retained earnings	570,483	563,597	539,128
Accumulated other comprehensive income	454	3,847	17,994

Total shareholders’ equity	656,463	654,849	654,302

Total liabilities and shareholders’ equity	$7,751,883	$7,851,350	$7,706,033

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2005	2004	2005	2004

Interest Income
Interest and fees on loans	$92,607	$77,290	$343,890	$300,539
Interest and dividends on investment securities:
Taxable	14,002	14,726	58,514	61,501
Tax-exempt	5,336	5,150	20,789	20,916
Money market investments	13	4	56	12

Total interest income	111,958	97,170	423,249	382,968

Interest Expense
Deposits	26,102	16,462	85,154	64,439
Short-term borrowings	7,081	3,813	25,929	9,584
Long-term debt	9,680	8,415	36,417	33,618

Total interest expense	42,863	28,690	147,500	107,641

Net Interest Income	69,095	68,480	275,749	275,327
Provision for loan losses	(7,287)	4,609	1,109	21,094

Net interest income after provision for loan losses	76,382	63,871	274,640	254,233

Noninterest Income
Service charges on deposit accounts	8,957	8,814	35,409	35,121
Trust fees	4,989	4,794	18,445	17,854
Mortgage and other loan income	2,099	2,562	8,983	9,615
Brokerage and investment fees	1,946	1,733	7,803	7,885
ATM network user fees	1,065	844	4,355	3,442
Bankcard fees	1,027	897	3,804	3,444
Gain on sale of Illinois bank subsidiary	—	—	—	11,650
Fair value change in CD swap derivatives	(3,604)	—	(3,604)	—
Other	3,451	4,000	14,240	16,549

Total fees and other income	19,930	23,644	89,435	105,560
Investment securities gains (losses)	(8,970)	10	(8,927)	(1,509)

Total noninterest income	10,960	23,654	80,508	104,051
Noninterest Expense
Salaries and employee benefits	32,391	31,320	132,153	129,093
Occupancy	5,631	5,077	22,131	20,200
Professional services	4,837	3,911	17,279	16,251
Equipment	3,263	3,575	14,634	14,371
Data processing services	3,744	3,074	13,800	13,352
Advertising and public relations	2,570	2,907	7,853	9,180
Postage and delivery	1,591	1,600	6,213	6,534
Telephone	1,333	1,502	5,481	6,030
Other loan expenses	686	840	2,655	3,984
Stationery and supplies	844	1,046	3,091	3,751
Intangible asset amortization	725	725	2,899	2,899
Prepayment penalty on FHLB advances	—	—	—	17,959
Other	3,286	5,540	14,853	19,163

Total noninterest expense	60,901	61,117	243,042	262,767

Income Before Income Taxes	26,441	26,408	112,106	95,517
Income tax provision	7,553	6,122	31,581	19,420

Net Income	$18,888	$20,286	$80,525	$76,097

Net Income Per Common Share:
Basic	$0.44	$0.47	$1.87	$1.76
Diluted	0.44	0.46	1.85	1.74
Cash Dividends Declared Per Common Share	0.285	0.285	1.140	1.140
Average Common Shares Outstanding:
Basic	42,903	43,235	43,096	43,266
Diluted	43,131	43,798	43,412	43,763

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004

Summary of Operations (thousands)
Interest income	$111,958	$108,506	$103,619	$99,166	$97,170
Interest expense	42,863	38,864	34,840	30,933	28,690
Net interest income	69,095	69,642	68,779	68,233	68,480
Provision for loan losses	(7,287)	4,000	1,396	3,000	4,609
Net interest income after provision for loan losses	76,382	65,642	67,383	65,233	63,871
Total fees and other income	19,930	23,941	23,109	22,455	23,644
Investment securities gains (losses)	(8,970)	—	37	6	10
Noninterest expense	60,901	60,550	60,990	60,601	61,117
Income tax provision	7,553	8,041	8,974	7,013	6,122
Net income	18,888	20,992	20,565	20,080	20,286
Taxable equivalent adjustment	3,432	3,284	3,324	3,353	3,324

At Period End (millions)
Total assets	$7,752	$7,851	$7,826	$7,777	$7,706
Total earning assets	7,274	7,397	7,399	7,358	7,292
Total loans including held for sale	5,632	5,599	5,553	5,464	5,421
Total deposits	5,474	5,226	5,201	5,290	5,300
Total shareholders’ equity	656	655	662	646	654

Average Balances (millions)
Total assets	$7,754	$7,821	$7,807	$7,728	$7,661
Total earning assets	7,311	7,393	7,386	7,302	7,238
Total loans including held for sale	5,604	5,572	5,510	5,424	5,337
Total deposits	5,305	5,239	5,254	5,349	5,258
Total shareholders’ equity	654	655	654	649	649
Shareholders’ equity / assets	8.43%	8.38%	8.37%	8.40%	8.48%

Credit Quality Statistics (thousands)
Nonaccrual loans	$32,140	$35,527	$42,191	$36,593	$42,819
Loans 90 or more days past due and still accruing	385	92	2	11	40
Restructured loans	—	13	32	42	42

Total nonperforming loans	32,525	35,632	42,225	36,646	42,901
Other repossessed assets acquired (ORAA)	7,351	6,984	6,817	7,118	7,946

Total nonperforming assets	$39,876	$42,616	$49,042	$43,764	$50,847

Allowance for loan losses	$116,400	$118,626	$119,967	$120,945	$122,184
Allowance for loan losses as a percent of portfolio loans	2.07%	2.13%	2.17%	2.23%	2.27%
Allowance for loan losses as a percent of nonperforming assets	291.90	278.36	244.62	276.36	240.30
Allowance for loan losses as a percent of nonperforming loans	357.88	332.92	284.11	330.04	284.80
Nonperforming assets as a percent of portfolio loans plus ORAA	0.71	0.76	0.89	0.80	0.94
Nonperforming assets as a percent of total assets	0.51	0.54	0.63	0.56	0.66
Net loans charged off as a percent of average portfolio loans (annualized)	(0.36)	0.38	0.17	0.32	0.35
Net loans charged off (000)	$(5,061)	$5,341	$2,374	$4,239	$4,609

Per Common Share Data
Net Income:
Basic	$0.44	$0.49	$0.48	$0.46	$0.47
Diluted	0.44	0.48	0.47	0.46	0.46
Dividends	0.285	0.285	0.285	0.285	0.285
Market Value:
High	$30.22	$32.15	$30.98	$34.81	$35.43
Low	26.67	28.20	26.35	29.02	32.01
Close	27.75	28.40	30.22	29.36	34.35
Book value	15.28	15.21	15.31	14.95	15.13
Shares outstanding, end of period (000)	42,968	43,044	43,261	43,173	43,240

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.95%	3.93%	3.92%	3.96%	3.97%
Return on average assets	0.97	1.06	1.06	1.05	1.05
Return on average shareholders’ equity	11.46	12.71	12.62	12.54	12.43
Efficiency ratio (2)	65.87	62.51	64.06	64.44	64.21

(1)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(2)	Efficiency Ratio = Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income). It measures how efficiently a bank spends its revenues. The fourth quarter of 2004 excludes a special charge recovery of $0.2 million. The efficiency ratio for the fourth quarter of 2004 would equal 64.03%, if this item was included in the calculation.

Financial Summary and Comparison
Citizens Banking Corporation and Subsidiaries

	Twelve months ended
	December 31,
	2005	2004	% Change

Summary of Operations (thousands)
Interest income	$423,249	$382,968	10.5%
Interest expense	147,500	107,641	37.0
Net interest income	275,749	275,327	0.2
Provision for loan losses	1,109	21,094	(94.7)
Net interest income after provision for loan losses	274,640	254,233	8.0
Total fees and other income	89,435	105,560	(15.3)
Investment securities gains (losses)	(8,927)	(1,509)	N/M
Noninterest expense	243,042	262,767	(7.5)
Income tax provision	31,581	19,420	62.6
Net income	80,525	76,097	5.8

At Period End (millions)
Total assets	$7,752	$7,706	0.6%
Total earning assets	7,274	7,292	(0.2)
Total loans including held for sale	5,632	5,421	3.9
Total deposits	5,474	5,300	3.3
Total shareholders’ equity	656	654	0.3

Average Balances (millions)
Total assets	$7,778	$7,685	1.2%
Total earning assets	7,348	7,260	1.2
Total loans including held for sale	5,528	5,292	4.5
Total deposits	5,286	5,375	(1.7)
Total shareholders’ equity	653	640	2.1
Shareholders’ equity / assets	8.40%	8.32%	1.0

Per Common Share Data
Net Income:
Basic	$1.87	$1.76	6.3%
Diluted	1.85	1.74	6.3
Dividends	1.140	1.140	0.0

Market Value:
High	$34.81	$35.43	(1.7)
Low	26.35	28.31	(6.9)
Close	27.75	34.35	(19.2)
Book value	15.28	15.13	1.0
Tangible book value	13.75	13.55	1.5
Shares outstanding, end of period (000)	42,968	43,240	(0.6)

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.94%	3.99%	(1.3)%
Return on average assets	1.04	0.99	5.1
Return on average shareholders’ equity	12.33	11.90	3.6
Net loans charged off as a percent of average portfolio loans	0.13	0.40	(67.5)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $13.4 million and $13.4 million for the twelve months ended December 31, 2005 and 2004, respectively, based on a tax rate of 35%.

N/M — not meaningful

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2005	2005	2005	2005	2004

NONINTEREST INCOME:
Service charges on deposit accounts	$8,957	$9,343	$8,822	$8,287	$8,814
Trust fees	4,989	4,541	4,503	4,412	4,794
Mortgage and other loan income	2,099	2,450	2,074	2,360	2,562
Brokerage and investment fees	1,946	1,974	2,284	1,599	1,733
ATM network user fees	1,065	1,194	1,223	873	844
Bankcard fees	1,027	976	961	840	897
Fair value change in CD swap derivative	(3,604)	—	—	—	—
Other income	3,451	3,463	3,242	4,084	4,000

Total fees and other income	19,930	23,941	23,109	22,455	23,644
Investment securities gains (losses)	(8,970)	—	37	6	10

TOTAL NONINTEREST INCOME	$10,960	$23,941	$23,146	$22,461	$23,654

NONINTEREST EXPENSE:
Salaries and employee benefits	$32,391	$34,060	$32,351	$33,351	$31,320
Occupancy	5,631	5,255	5,685	5,560	5,077
Professional services	4,837	4,517	3,726	4,199	3,911
Equipment	3,263	3,133	4,937	3,301	3,575
Data processing services	3,744	3,188	3,499	3,369	3,074
Advertising and public relations	2,570	1,717	1,820	1,746	2,907
Postage and delivery	1,591	1,512	1,520	1,590	1,600
Telephone	1,333	1,242	1,465	1,441	1,502
Other loan expenses	686	720	874	375	840
Stationery and supplies	844	726	602	919	1,046
Intangible asset amortization	725	725	724	725	725
Other expense	3,286	3,755	3,787	4,025	5,540

TOTAL NONINTEREST EXPENSE	$60,901	$60,550	$60,990	$60,601	$61,117

Average Balances, Yields and Rates

	Three Months Ended
	December 31, 2005		September 30, 2005		December 31, 2004
	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance(2)	Rate(1)(2)

Earning Assets
Money market investments	$1,688	3.09	2,691	2.30	1,904	0.85
Investment securities (3):
Taxable	1,271,730	4.40	1,381,469	4.30	1,446,836	4.07
Tax-exempt	436,445	7.52	428,534	7.34	421,523	7.52
Mortgage loans held for sale	29,545	5.48	40,836	5.18	25,242	5.48
Loans (4):
Commercial	1,636,024	6.70	1,622,724	6.36	1,598,030	5.42
Commercial real estate	1,389,810	6.62	1,352,733	6.43	1,229,568	5.96
Residential mortgage loans	534,840	5.64	520,861	5.54	498,807	5.59
Direct consumer	1,158,271	6.89	1,178,476	6.46	1,151,932	5.68
Indirect consumer	855,945	6.62	856,207	6.58	833,599	6.63

Total portfolio loans	5,574,890	6.61	5,531,001	6.36	5,311,936	5.81

Total earning assets	7,314,298	6.27	7,384,531	6.02	7,207,441	5.56

Nonearning Assets
Cash and due from banks	165,562		158,631		162,170
Bank premises and equipment	121,197		121,142		118,217
Investment security fair value adjustment	(3,159)		8,321		30,414
Other nonearning assets	274,197		267,861		266,123
Allowance for loan losses	(118,215)		(119,695)		(122,934)

Total assets	$7,753,880		$7,820,791		$7,661,431

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$904,447	0.64	$1,016,366	0.67	$1,183,322	0.77
Savings deposits	1,414,788	1.84	1,471,878	1.55	1,534,662	1.03
Time deposits	2,036,321	3.52	1,810,928	3.16	1,608,388	2.52
Short-term borrowings	740,423	3.79	900,520	3.40	729,610	2.08
Long-term debt	957,596	4.02	942,624	3.92	946,588	3.54

Total interest-bearing liabilities	6,053,575	2.81	6,142,316	2.51	6,002,570	1.90

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	949,795		939,668		931,622
Other liabilities	96,857		83,671		77,766
Shareholders’ equity	653,653		655,136		649,473

Total liabilities and shareholders’ equity	7,753,880		$7,820,791		$7,661,431

Interest Spread		3.46%		3.51%		3.66%

Contribution of noninterest bearing sources of funds		0.49		0.42		0.31

Net Interest Income as a Percent of Earning Assets		3.95%		3.93%		3.97%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Twelve Months Ended December 31,
	2005		2004
	Average	Average	Average	Average
(in thousands)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	2,348	2.38	2,095	0.57
Investment securities (3):
Taxable	1,380,868	4.24	1,511,515	4.07
Tax-exempt	426,811	7.49	424,280	7.58
Mortgage loans held for sale	35,061	5.42	32,645	5.51
Loans (4):
Commercial	1,628,625	6.15	1,613,919	5.18
Commercial real estate	1,338,870	6.36	1,255,490	5.88
Residential mortgage loans	513,385	5.57	489,951	5.73
Direct consumer	1,171,567	6.38	1,108,036	5.61
Indirect consumer	840,833	6.59	791,907	6.72

Total portfolio loans	5,493,280	6.27	5,259,303	5.72

Total earning assets	7,338,368	5.95	7,229,838	5.48

Nonearning Assets
Cash and due from banks	158,826		163,646
Bank premises and equipment	121,277		117,334
Investment security fair value adjustment	9,801		29,822
Other nonearning assets	269,471		268,681
Allowance for loan losses	(119,925)		(124,487)

Total assets	$7,777,818		$7,684,834

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,035,579	0.67	$1,281,635	0.75
Savings deposits	1,505,604	1.47	1,425,369	0.77
Time deposits	1,814,154	3.09	1,753,387	2.50
Short-term borrowings	812,642	3.19	655,472	1.46
Long-term debt	938,478	3.88	936,049	3.59

Total interest-bearing liabilities	6,106,457	2.42	6,051,912	1.78

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	931,053		914,906
Other liabilities	87,304		78,385
Shareholders’ equity	653,004		639,631

Total liabilities and shareholders’ equity	$7,777,818		$7,684,834

Interest Spread		3.53%		3.70%
Contribution of noninterest bearing sources of funds		0.41		0.29

Net Interest Income as a Percent of Earning Assets		3.94%		3.99%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2005	2005	2005	2005	2004

Commercial(1)
Commercial	$11,880	$14,457	$17,903	$12,991	$13,774
Commercial real estate	5,068	5,720	9,692	11,004	14,464

Total commercial	16,948	20,177	27,595	23,995	28,238
Consumer:
Direct	4,326	4,459	3,726	3,474	3,518
Indirect	2,454	962	1,042	1,025	2,420
Residential mortgage	8,412	9,929	9,828	8,099	8,643
Loans 90 days or more past due and still accruing	385	92	2	11	40
Restructured loans	—	13	32	42	42

Total Nonperforming Loans	32,525	35,632	42,225	36,646	42,901
Other Repossessed Assets Acquired	7,351	6,984	6,817	7,118	7,946

Total Nonperforming Assets	$39,876	$42,616	$49,042	$43,764	$50,847

(1)	Changes in commercial nonperforming loans for the quarter (in millions):

Inflows	$10.6	$9.9	$21.1	$11.2	$18.4
Outflows	(13.8)	(17.3)	(17.5)	(15.4)	(18.9)

Net change	$(3.2)	$(7.4)	$3.6	$(4.2)	$(0.5)

Summary of Loan Loss Experience
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2005	2005	2005	2005	2004

Allowance for loan losses — beginning of period	$118,626	$119,967	$120,945	$122,184	$122,184

Provision for loan losses	(7,287)	4,000	1,396	3,000	4,609

Charge-offs:
Commercial	2,068	1,912	2,722	2,463	1,876
Commercial real estate	912	1,965	200	678	5,754

Total commercial	2,980	3,877	2,922	3,141	7,630
Residential mortgage	519	182	127	324	238
Direct consumer	1,382	1,257	1,227	1,424	1,600
Indirect consumer	3,075	2,640	1,534	2,236	2,155

Total charge-offs	7,956	7,956	5,810	7,125	11,623

Recoveries:
Commercial	11,914	1,334	2,117	1,162	5,459
Commercial real estate	28	232	227	707	609

Total commercial	11,942	1,566	2,344	1,869	6,068
Residential mortgage	37	32	—	—	—
Direct consumer	329	370	377	343	364
Indirect consumer	709	647	715	674	582

Total recoveries	13,017	2,615	3,436	2,886	7,014

Net charge-offs	(5,061)	5,341	2,374	4,239	4,609

Allowance for loan losses — end of period	$116,400	$118,626	$119,967	$120,945	$122,184

Reserve for loan commitments — end of period	$3,023	$3,023	$2,868	$2,596	$2,833

	Three Months Ended December 31, 2005						Twelve Months Ended December 31, 2005
		Commercial	Residential	Direct	Indirect			Commercial	Residential	Direct	Indirect
	Commercial	real estate	mortgage	consumer	consumer	Total	Commercial	real estate	mortgage	consumer	consumer	Total

Charge-offs:
Michigan	$1,711	$761	$294	$1,163	$3,075	$7,004	$5,685	$2,682	$748	$4,288	$9,485	$22,888
Wisconsin	348	151	142	205	—	846	3,170	1,073	280	813	—	5,336
Iowa	9	—	83	14	—	106	310	—	124	189	—	623

Total charge-offs	2,068	912	519	1,382	3,075	7,956	9,165	3,755	1,152	5,290	9,485	28,847

Recoveries:
Michigan	11,196	28	18	254	709	12,205	13,562	926	48	1,155	2,745	18,436
Wisconsin	706	—	—	44	—	750	2,774	268	2	177	—	3,221
Iowa	12	—	19	31	—	62	191	—	19	87	—	297

Total recoveries	11,914	28	37	329	709	13,017	16,527	1,194	69	1,419	2,745	21,954

Net charge-offs	$(9,846)	$884	$482	$1,053	$2,366	$(5,061)	$(7,362)	$2,561	$1,083	$3,871	$6,740	$6,893